Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276441 and 333-256919 on Form S-3 and Registration Statement Nos. 333-256917 and 333-270845 on Form S-8 of our report dated March 15, 2024, relating to the financial statements of Aeva Technologies, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Jose, California

March 15, 2024